Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information presents the unaudited pro forma combined balance sheet and statement of operations based upon the combined historical financial statements of Spectral Capital Corporation and 42 Telecom Limited (“42 Telecom”) after giving effect to the business combinations and adjustments described in the accompanying notes.

The unaudited pro forma combined balance sheets of Spectral and 42 Telecom as of June 30, 2025 has been prepared to reflect the effects of the acquisition as if it occurred on June 30, 2025. The unaudited pro forma combined statements of operations for six months ended June 30, 2025 combine the historical results and operations of Spectral and 42 Telecom giving effect to the transaction as if it occurred on January 1, 2025. The unaudited pro forma combined statements of operations for the period ended December 31, 2024 combine the historical results and operations of Spectral and 42 Telecom giving effect to the transactions as if they occurred on January 1, 2024.

The unaudited pro forma combined financial information should be read in conjunction with the audited and unaudited historical financial statements of Spectral and 42 Telecom and the notes thereto. Additional information about the basis of presentation of this information is provided in Note 2 below.

The unaudited pro forma combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the transaction have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification Topic 805, Business Combinations and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon the preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. In connection with the pro forma financial information, Spectral allocated the purchase price using its best estimates of fair value. Accordingly, the pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The unaudited pro forma combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs.

Furthermore, the unaudited pro forma combined statements of operations do not include certain nonrecurring charges and the related tax effects which result directly from the transaction as described in the notes to the unaudited pro forma combined financial information.

Exhibit 99.3

Spectral Capital Corporation

Unaudited Pro Forma Combined Balance Sheets

As of June 30, 2025

			Pro Forma		Combined
	Spectral	42 Telecom	Adjustments	Notes	Pro Forma
ASSETS
Current assets:
Cash	$6,078	$431,166	$-	(c)	$437,244
Restricted cash	-	21,089	-		21,089
Accounts receivable, net	-	1,057,382	-		1,057,382
Accounts receivable, related party	-	355,631	-		355,631
Contract assets	-	754,739	-		754,739
Prepaid expenses and other current assets	-	368,098	-		368,098
Total current assets	6,078	2,988,105	-		2,994,183
Property, plant and equipment, net		117,268	-		117,268
Intangible assets, net	-	877,334	15,215,591	(a)	10,387,079
			(5,705,846)	(b)	-
Goodwill	-	-	5,071,863	(a)	5,071,863

Capital work-in-progress	-	210,740	-		210,740
Right of use asset	-	198,608	-		198,608
Total assets	$6,078	$4,392,055	$14,581,608		$18,979,741

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$505,327	$1,318,212	$-		$1,823,539
Accounts payable, related party	-	311,188	-		311,188
Related party advances and accruals	159,589	-	-		159,589
Short term loan	10,000	-	-		10,000
Accrued expenses and other current liabilities	-	699,944	-		699,944
Contingent consideration	-	-	3,450,000	(a)	3,450,000
Deferred revenue	-	228,181	-		228,181
Operating lease liability, current portion	-	63,624	-		63,624
Total current liabilities	674,916	2,621,149	3,450,000		6,746,065
Loan payable	-	936	-		936
Operating lease liability, net of current portion	-	134,984	-		134,984
Deferred tax liability	-	72,440	-		72,440
Total liabilities	674,916	2,829,509	3,450,000		6,954,425

Stockholders' equity (deficit)
Preferred stock	-	-	-		-
Common stock	6,777	1,430	(1,430)	(a)	6,777
			800	(a)	800
Additional paid-in capital	35,026,308	-	18,399,200	(a)	53,425,508
Accumulated deficit	(35,480,037)	1,291,599	(1,291,599)	(a)	(35,480,037)
			(5,705,846)	(b)	(5,705,846)
Accumulated other comprehensive income	-	269,517	(269,517)	(a)	-
Total stockholders' equity (deficit)	(446,952)	1,562,546	11,131,608		12,247,202
Non-controlling interest	(221,886)	-			(221,886)
Total stockholders' deficit - Spectral Capital Corp	(668,838)	1,562,546	11,131,608		12,025,316
Total liabilities and stockholders' equity (deficit)	$6,078	$4,392,055	$14,581,608		$18,979,741

Exhibit 99.3

Spectral Capital Corporation

Unaudited Pro Forma Combined Statements of Operations

Six Months Ended June 30, 2025

			Pro Forma		Combined
	Spectral	42 Telecom	Adjustments	Notes	Pro Forma

Revenue	$-	$6,328,621	$-		$6,328,621
Revenue, related party	-	123,274			123,274
Total revenues	-	6,451,895			6,451,895
Cost of revenue	-	4,990,858	-		4,990,858
Gross profit		1,461,037	-		1,461,037

Operating expenses:
Selling, general and administrative	1,074,641	568,341	-		1,642,982
Wages and benefits	72,000	961,655	-		1,033,655
Amortization	-	-	1,901,949	(b)	1,901,949
Total operating expenses	1,146,641	1,529,996	1,901,949		4,578,586

Income (loss) from operations	(1,146,641)	(68,959)	(1,901,949)		(3,117,549)

Other income (expense):
Interest expense, net	-	(1,177)	-		(1,177)
Interest income	-	89	-		89
Other expense	-	(36,287)	-		(36,287)
Total other income (expense), net	-	(37,375)	-		(37,375)

Income (loss) before income taxes	(1,146,641)	(106,334)	(1,901,949)		(3,154,924)
Provision for income taxes	-	(9,929)	-		(9,929)
Net income (loss)	$(1,146,641)	$(116,263)	$(1,901,949)		$(3,164,853)

Other comprehensive income/(loss):
Foreign currency translation Income	-	373,934	-		373,934
Total comprehensive income (loss)	$(1,146,641)	$257,671	$(1,901,949)		$(2,790,919)

Net income (loss) before non-controlling interest	$(1,146,641)	$257,671	$(1,901,949)		(2,790,919)
Loss attributable to non-controlling interest	-	-	-		-
Net loss attributable to Spectral Capital Corporation	(1,146,641)	257,671	(1,901,949)		(2,790,919)

Basic and diluted loss per common share	$(0.02)	$-			$(0.04)
Weighted average shares - basic and diluted	67,708,302	-			75,708,302

Exhibit 99.3

Spectral Capital Corporation

Unaudited Pro Forma Combined Statements of Operations

Period Ended December 31, 2024

			Pro Forma		Combined
	Spectral	42 Telecom	Adjustments	Notes	Pro Forma

Revenue	$-	$16,649,347	$-		$16,649,347
Revenue, related party	-	9,452,117			9,452,117
Total revenues	-	26,101,464			26,101,464
Cost of revenue	-	22,808,436	-		22,808,436
Gross profit		3,293,028	-		3,293,028

Operating expenses:
Selling, general and administrative	2,115,924	858,161	-		2,974,085
Wages and benefits	144,000	1,655,473	-		1,799,473
Research and development	745,024	-	-		745,024
Amortization	-	-	3,803,898	(b)	3,803,898
Total operating expenses	3,004,948	2,513,634	3,803,898		9,322,480

Income (loss) from operations	(3,004,948)	779,394	(3,803,898)		(6,029,451)

Other income (expense):
Extinguishment of debt	(265,596)	-	-		(265,596)
Interest expense, net	-	272	-		272
Other income	-	6,846	-		6,846
Total other income (expense), net	(265,596)	7,118	-		(258,478)

Income (loss) before income taxes	(3,270,544)	786,512	(3,803,898)		(6,287,930)
Provision for income taxes	-	(262,082)	-		(262,082)
Net income (loss)	$(3,270,544)	$524,430	$(3,803,898)		$(6,550,012)

Other comprehensive loss:					-
Foreign currency translation loss	-	(83,893)	-		(83,893)
Total comprehensive income (loss)	$(3,270,544)	$440,537	$(3,803,898)		$(6,633,905)

Net income (loss) before non-controlling interest	$(3,270,544)	$440,537	$(3,803,898)		(6,633,905)
Loss attributable to non-controlling interest	-	-	-		$-
Net loss attributable to Spectral Capital Corporation	(3,270,544)	440,537	(3,803,898)		(6,633,905)

Basic and diluted loss per common share	$(0.06)	$-			$(0.10)
Weighted average shares - basic and diluted	57,925,034	-			65,925,034

Exhibit 99.3

Spectral Capital Corporation

Notes to Unaudited Pro Forma Financial Statements

1.Description of Transactions

On August 1, 2025, Spectral Capital Corporation (the “Company” or “Spectral”) completed the acquisition of 42 Telecom Ltd. (“42 Telecom”) pursuant to a Definitive Share Exchange Agreement dated July 15, 2025 (the “Exchange Agreement”) by and among Spectral, Heritage Ventures Ltd. (“Heritage”), and 42 Telecom. Under the terms of the Exchange Agreement, Heritage transferred 1,300 ordinary shares of 42 Telecom, representing 100% of its issued and outstanding share capital, to Spectral in exchange for the issuance of 8,000,000 shares of Spectral’s common stock (the “Spectral Shares”) at closing. In addition, pursuant to the Bonus Shares and Valuation Guarantee provisions of the Exchange Agreement and the related Addendum Agreement dated July 31, 2025, Spectral issued an additional 8,000,000 shares of its common stock (the “Spectral Escrow Shares”), which were deposited into escrow under a Spectral Shares Escrow Agreement among Spectral, Heritage, and the escrow agent.

The Spectral Escrow Shares are subject to performance-based earn-out conditions. Under the Bonus Share Allocation provision, Escrow Shares will be released to Heritage upon confirmation that 42 Telecom has achieved consolidated net profit above US $1,000,000 for fiscal year 2025, with 1,000,000 Spectral shares released for each US $1,000,000 in profit above that threshold and pro rata releases for fractional amounts. Under the Valuation Guarantee provision, at the end of the lock-up period—defined as the earlier of nine months following completion of the PCAOB audit of 42 Telecom or August 31, 2026— Escrow Shares may be released as necessary to ensure that the aggregate market value of all Spectral shares issued in the transaction equals US $30,000,000, calculated based on the 30-day volume-weighted average price of Spectral’s common stock. If 42 Telecom fails to achieve the agreed performance targets for fiscal years 2025 and 2026, Spectral may instruct the escrow agent to cancel or return for cancellation such number of Escrow Shares as provided under the Exchange Agreement.

Following completion of the transaction, 42 Telecom became a wholly owned subsidiary of Spectral. In connection with the acquisition, the parties entered into a Lock-Up and Trickle-Out Agreement dated July 25, 2025, restricting Heritage and its affiliates from selling or transferring the Spectral Shares during a lock-up period ending on the earlier of nine months after completion of the PCAOB audit of 42 Telecom or a specified termination date. After expiration of the lock-up period, Heritage may sell or transfer up to 10% of the Spectral Shares per month during a trickle-out release period unless otherwise approved by Spectral. The Addendum Agreement further grants Heritage a call option to reacquire all outstanding shares of 42 Telecom in exchange for returning the Spectral Shares and related consideration if Heritage does not realize a minimum aggregate value of US $30 million within the agreed time frame, and Spectral retains a corresponding put option under the same terms.

The transaction was consummated following satisfaction of customary closing conditions, including approval by the boards of directors and shareholders of each of the parties. The Company believes that the acquisition of 42 Telecom will enhance its technology portfolio and expand its commercial footprint through integration of 42 Telecom’s high-volume messaging platform and global communications infrastructure.

2.Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined balance sheets and unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results.

The transaction was accounted for as a business acquisition whereas 42 Telecom is the accounting acquiree and Spectral is the accounting acquirer.

Exhibit 99.3

3.Consideration Transferred

Common stock	$18,400,000
Contingent consideration	3,450,000
Preliminary purchase price consideration	$21,850,000

Contingent consideration represents the fair value of potential shares to be issued to the sellers (“Escrow Shares”) based on the achievement of defined post-closing performance targets. The estimated amount of $3,450,000 was determined using a probability-weighted scenario analysis, which incorporates a 19% probability-weighted outcome as applicable. This amount is reflected as a liability in the unaudited combined pro forma balance sheet in accordance with ASC 805, Business Combinations. Changes in the estimated fair value of the contingent consideration, if any, will be recognized in earnings in subsequent periods as required under ASC 805-30-35.

4.Preliminary Purchase Price Allocation

Based on the preliminary purchase price allocation (“PPA)”, the Company allocated the excess of the total purchase  consideration over the fair value of net tangible assets acquired primarily to identifiable intangible assets and goodwill. Approximately 75% of the excess purchase price was allocated to intangible assets, primarily consisting of developed technology and customer relationships, and the remaining 25% was allocated to goodwill.

This allocation reflects management’s preliminary assessment and assumptions that the majority of the value will be derived from 42 Telecom’s developed technology and established customer relationships.

As the PPA is preliminary, the fair values of the identifiable intangible assets are subject to final valuation procedures. Upon completion of the independent valuation analysis as part of the audit and PPA review, the final allocation of purchase consideration may differ from these preliminary estimates.

The following table shows the preliminary allocation of the purchase price for 42 Telecom to the acquired net identifiable assets and pro forma goodwill:

Assets acquired	$4,392,055
Intangible assets - customer relationships and developed technology	15,215,591
Goodwill	5,071,863
Liabilities assumed	(2,829,509)
Purchase price consideration	$21,850,000

a)To record the preliminary purchase price allocation of the 42 Telecom pro forma acquisition, including the recognition of intangible assets and goodwill, purchase price consideration by Spectral, and elimination of 42 Telecom’s equity.  The preliminary identifiable intangible assets acquired include customer relations and developed technology.

b)To record the amortization on intangible assets recognized as a result of the 42 Telecom acquisition using a preliminary estimated useful life of 4 years.